    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS
Diversification and operational focus leads to sequential margin expansion

Second Quarter 2023 Highlights
•Net sales of $1.0 billion in the second quarter, down 34% year-over-year
•Net income of $33 million, or $1.31 per diluted share, in the second quarter, down 78% year-over-year
•EBITDA of $88 million, down 65% year-over-year
•Continued execution of diversification strategy with North American RV OEM net sales less than 42% of total net sales for twelve months ended June 30, 2023
•Inventory reduction of $200 million year-to-date through June 30, 2023
•Net repayments of long-term indebtedness of $179 million year-to-date through June 30, 2023.
•Quarterly dividend of $1.05 per share paid, totaling $27 million in the second quarter

Elkhart, Indiana - August 8, 2023 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation, transportation products, and housing markets, and the related aftermarkets of those industries, today reported second quarter 2023 results.

“Our operational focus and consistent execution on diversification have remained the cornerstone of our performance, supporting solid results in light of significant year-over-year drops in wholesale shipments. Execution on diversification has continued to pay off, with strength across our aftermarket, international, marine, transportation, and housing markets helping partially offset softer sales in North American RV. Specifically, we saw meaningful margin expansion in our Aftermarket segment for the quarter,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer. “Further, our leadership teams have been hard at work to right-size the business, implementing hundreds of continuous improvement projects, kicking off sourcing initiatives to capture lower raw material costs, and investing over $50 million in automation over the past 18 months to drive new efficiencies. These actions, combined with reduced commodity and freight expenses, have put our cost structure into better alignment, leading to another quarter of sequential margin expansion.”

“We are continuing to flex operations to align capacity and labor with shifting OEM production schedules, while also supporting the areas of our business that remain strong. With significant inventory reductions year-to-date, we are generating sufficient cash to pay down debt and further strengthen our balance sheet amidst uncertain operating conditions,” Lippert continued.

“The demand environment is improving, with order forecasts trending slightly upwards from the last quarter, dealer destocking beginning to slow, and older inventory clearing out as the latest models enter the market. Millions more campers hit the road this Memorial Day and Fourth of July versus 2022, and with RV trips being almost 50% cheaper versus traditional modes of vacation, we see a bright road ahead of for the future of the outdoor lifestyle. Most importantly, we would like to give a heartfelt thank you to our team members for their commitment to driving our business forward and managing through a very challenging environment this quarter,” Lippert concluded.

Second Quarter 2023 Results

Consolidated net sales for the second quarter of 2023 were $1.0 billion, a decrease of 34 percent from 2022 second quarter net sales of $1.5 billion. Net income in the second quarter of 2023 was $33.4 million, or $1.31 per diluted share, compared to net income of $154.5 million, or $6.06 per diluted share, in the second quarter of 2022. EBITDA in the second quarter of 2023 was $88.2 million, compared to EBITDA of $250.7 million in the second quarter of 2022. Additional information regarding EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales for the second quarter of 2023 was primarily driven by decreased North American RV wholesale shipments and decreased selling prices which are indexed to select commodities, partially offset by acquisitions. Net sales from acquisitions completed in the twelve months ended June 30, 2023 contributed approximately $17.2 million in the second quarter of 2023.

July 2023 Results

July 2023 consolidated net sales were approximately $295 million, down 20 percent from July 2022, primarily due to an approximate 30 percent decline in North American RV wholesale shipments compared to July 2022. July 2023 results were favorably impacted by our diversification efforts outside of the North American RV market, which made up approximately 38 percent of July 2023 consolidated net sales.

OEM Segment

RV OEM
RV OEM net sales for the second quarter of 2023 were $409.9 million, down 55% compared to the same prior year period, driven by a nearly 44% decline in North American wholesale shipments, partially offset by average product content expansion in towables and motorhomes. For the twelve months ended June 30, 2023, content per North American travel trailer and fifth-wheel RVs increased 2% year-over-year to $5,487, and content per motorized unit increased 6% year-over-year to $3,760.

Adjacent Industries OEM
Adjacent Industries OEM net sales for the second quarter of 2023 were $349.1 million, down 6% year-over-year, primarily due to lower sales to North American marine OEMs and in manufactured housing. North American marine OEM net sales in the second quarter of 2023 were $95.8 million, down 28% year-over-year. Our average product content per North American power boat for the twelve months ended June 30, 2023, decreased 17% year-over-year to $1,457, primarily due to price decreases associated with year-over-year declining input costs and changes in product mix.

Aftermarket Segment

Aftermarket net sales for the second quarter of 2023 were $255.6 million, down 2% year-over-year, driven by inflationary pressures impacting consumer demand. Operating profit of the Aftermarket Segment was $36.5 million in the second quarter of 2023, or 14.3 percent, compared to $28.2 million, or 10.9 percent in the same period in 2022. The operating profit expansion of the Aftermarket Segment for the quarter was driven by decreased commodity costs and targeted price increases.

Income Taxes

The Company's effective tax rate was 25.6 percent for the quarter ended June 30, 2023, compared to 27.3 percent for the quarter ended June 30, 2022. The rate was benefited by an increase related to the cash surrender value of life insurance.

Balance Sheet and Other Items

At June 30, 2023, the Company's cash and cash equivalents balance was $22.1 million, compared to $47.5 million at December 31, 2022. The Company used $53.2 million for dividend payments to shareholders, $34.1 million for capital expenditures, and $25.9 million for acquisitions in the six months ended June 30, 2023. The Company also made $168.5 million in net repayments under its revolving credit facility and $10.7 million in repayments under its term loan and other borrowings in the six months ended June 30, 2023.
The Company's outstanding long-term indebtedness, including current maturities, was $943.5 million at June 30, 2023, and the Company remained in compliance with its debt covenants.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its second quarter results on Tuesday, August 8, 2023, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (404) 975-4839 for participants outside the U.S. using the required conference ID 458725. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (929) 458-6194 for participants outside the U.S. and referencing access code 869147. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation, transportation products, and housing markets, consisting primarily of recreational vehicles and adjacent industries, including boats; buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, the Russia-Ukraine war, and heightened tensions between China and Taiwan on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2023	2022	2023	2022	Months
(In thousands, except per share amounts)

Net sales	$1,014,639	$1,536,150	$1,987,949	$3,180,718	$4,014,374
Cost of sales	796,519	1,127,065	1,583,758	2,307,390	3,210,222
Gross profit	218,120	409,085	404,191	873,328	804,152
Selling, general and administrative expenses	162,946	190,296	328,974	384,838	664,397
Operating profit	55,174	218,789	75,217	488,490	139,755
Interest expense, net	10,249	6,191	20,643	12,443	35,773
Income before income taxes	44,925	212,598	54,574	476,047	103,982
Provision for income taxes	11,499	58,068	13,889	125,336	19,034
Net income	$33,426	$154,530	$40,685	$350,711	$84,948

Net income per common share:
Basic	$1.32	$6.07	$1.61	$13.82	$3.35
Diluted	$1.31	$6.06	$1.60	$13.76	$3.34

Weighted average common shares outstanding:
Basic	25,329	25,438	25,273	25,377	25,326
Diluted	25,437	25,518	25,359	25,483	25,458

Depreciation	$18,867	$18,010	$37,117	$35,964	$73,993
Amortization	$14,183	$13,897	$28,432	$27,755	$57,049
Capital expenditures	$16,923	$28,800	$34,082	$70,837	$93,886

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve
	2023	2022	2023	2022	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$338,739	$814,509	$669,292	$1,767,735	$1,519,143
Motorhomes	71,185	91,480	140,736	178,734	301,098
Adjacent Industries OEMs	349,084	370,289	707,152	726,391	1,339,950
Total OEM Segment net sales	759,008	1,276,278	1,517,180	2,672,860	3,160,191
Aftermarket Segment:
Total Aftermarket Segment net sales	255,631	259,872	470,769	507,858	854,183
Total net sales	$1,014,639	$1,536,150	$1,987,949	$3,180,718	$4,014,374

Operating profit:
OEM Segment	$18,642	$190,577	$17,921	$435,951	$61,120
Aftermarket Segment	36,532	28,212	57,296	52,539	78,635
Total operating profit	$55,174	$218,789	$75,217	$488,490	$139,755

Depreciation and amortization:
OEM Segment depreciation	$14,655	$14,376	$29,004	$28,878	$58,293
Aftermarket Segment depreciation	4,212	3,634	8,113	7,086	15,700
Total depreciation	$18,867	$18,010	$37,117	$35,964	$73,993

OEM Segment amortization	$10,204	$10,053	$20,654	$20,197	$41,710
Aftermarket Segment amortization	3,979	3,844	7,778	7,558	15,339
Total amortization	$14,183	$13,897	$28,432	$27,755	$57,049

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	June 30,	December 31,
	2023	2022
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$22,094	$47,499
Accounts receivable, net	299,469	214,262
Inventories, net	830,020	1,029,705
Prepaid expenses and other current assets	83,662	99,310
Total current assets	1,235,245	1,390,776
Fixed assets, net	478,885	482,185
Goodwill	584,312	567,063
Other intangible assets, net	477,307	503,320
Operating lease right-of-use assets	241,146	247,007
Other long-term assets	59,502	56,561
Total assets	$3,076,397	$3,246,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$27,712	$23,086
Accounts payable, trade	182,637	143,529
Current portion of operating lease obligations	35,004	35,447
Accrued expenses and other current liabilities	196,099	219,238
Total current liabilities	441,452	421,300
Long-term indebtedness	915,756	1,095,888
Operating lease obligations	217,979	222,478
Deferred taxes	26,900	30,580
Other long-term liabilities	103,413	95,658
Total liabilities	1,705,500	1,865,904
Total stockholders' equity	1,370,897	1,381,008
Total liabilities and stockholders' equity	$3,076,397	$3,246,912

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2023	2022
(In thousands)
Cash flows from operating activities:
Net income	$40,685	$350,711
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	65,549	63,719
Stock-based compensation expense	9,080	13,701
Deferred taxes	—	(2,401)
Other non-cash items	2,192	2,025
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(80,952)	(95,479)
Inventories, net	209,346	(51,811)
Prepaid expenses and other assets	11,607	25,746
Accounts payable, trade	37,949	5,312
Accrued expenses and other liabilities	(21,891)	36,448
Net cash flows provided by operating activities	273,565	347,971
Cash flows from investing activities:
Capital expenditures	(34,082)	(70,837)
Acquisitions of businesses	(25,851)	(51,789)
Other investing activities	4,344	2,204
Net cash flows used in investing activities	(55,589)	(120,422)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(9,585)	(10,773)
Proceeds from revolving credit facility	234,200	729,400
Repayments under revolving credit facility	(402,726)	(836,500)
Repayments under shelf loan, term loan, and other borrowings	(10,703)	(60,902)
Payment of dividends	(53,154)	(49,572)
Payment of contingent consideration and holdbacks related to acquisitions	(517)	(6,039)
Other financing activities	(834)	(4)
Net cash flows used in financing activities	(243,319)	(234,390)
Effect of exchange rate changes on cash and cash equivalents	(62)	(1,067)
Net decrease in cash and cash equivalents	(25,405)	(7,908)
Cash and cash equivalents at beginning of period	47,499	62,896
Cash and cash equivalents cash at end of period	$22,094	$54,988

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,			Last Twelve
	2023		2022	2023		2022	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	71.6		133.8	132.8		286.2	268.2
Motorhome RVs	12.1		14.8	25.5		30.7	53.2
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	105.3	(2)	129.6	176.7	(2)	224.6	341.7	(2)
Impact on dealer inventories	(33.7)	(2)	4.2	(43.9)	(2)	61.6	(73.5)	(2)
Motorhome RVs	13.0	(2)	14.0	23.8	(2)	27.1	45.1	(2)

				Twelve Months Ended
				June 30,
				2023		2022
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$5,487		$5,379
Motorhome RV				$3,760		$3,557

				June 30,			December 31,
				2023		2022	2022
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)				$270.0		$286.7	$306.5
Days sales in accounts receivable, based on last twelve months				28.4		28.2	27.5
Inventory turns, based on last twelve months				3.2		4.3	3.5

				2023
Estimated Full Year Data:
Capital expenditures				$60 - $80 million
Depreciation and amortization				$130 - $140 million
Stock-based compensation expense				$18 - $23 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) June 2023 retail sales data for RVs has not been published yet, therefore 2023 retail data for RVs includes an estimate for June 2023 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
(In thousands)
Net income	$33,426	$154,530	$40,685	$350,711
Interest expense, net	10,249	6,191	20,643	12,443
Provision for income taxes	11,499	58,068	13,889	125,336
Depreciation expense	18,867	18,010	37,117	35,964
Amortization expense	14,183	13,897	28,432	27,755
EBITDA	$88,224	$250,696	$140,766	$552,209
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three and six month periods ended June 30, 2023 and 2022. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.